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                                                                   EXHIBIT 23.4

                [Goldman, Sachs & Co. Letterhead Appears Here]

PERSONAL AND CONFIDENTIAL

June 18, 1998

Board of Directors
XTRA Corporation
60 State Street
Boston, MA 02109-1826

Re: Proxy Statement of XTRA Corporation; Registration Statement

Gentlemen:

Attached is our opinion letter dated June 18, 1998, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.50 per share (the "Shares"), of XTRA Corporation (the "Company") of the aggregate consideration to be received by the holders pursuant to the Agreement and Plan of Merger and Recapitalization, dated June 18, 1998, by and between Wheels MergerCo LLC ("MergeCo"), a limited liability company organized at the direction of Apollo Management, L.P. and its investing affiliates, and the Company (the "Agreement"). The Agreement provides for the merger of MergeCo with and into the Company pursuant to which each holder of a Share shall be entitled either (i) to retain such Share or
(ii) to receive $65.00 in cash for such Share, subject to certain election and proration procedures set forth in the Agreement, as to which we express no view.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and may not be disclosed to any third party or used, circulated, quoted or otherwise referred to for any other purpose, nor may it be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Proxy Statement and Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY--The Merger," "THE MERGER--Background of the Merger," "THE MERGER--Recommendation of the Board of Directors," "THE MERGER-- Reasons for the Merger," and "THE MERGER--Opinion of the Company's Financial Advisor" and to the inclusion of the foregoing opinion in the above-mentioned Proxy Statement included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
Goldman, Sachs & Co.